Pursuant to a Board approved vote on September 16, 2004, Fidelity Securities Fund commenced a new series of shares, Fidelity Small Cap Growth Fund, and new classes of shares, Advisor Small Cap Growth Fund (Class A, Class, T, Class, B, Class C and Institutional Class) on November 3, 2004.

Pursuant to a Board approved vote on September 16, 2004, Fidelity Securities Fund commenced a new series of shares, Fidelity Small Cap Value Fund, and new classes of shares, Advisor Small Cap Value Fund (Class A, Class, T, Class, B, Class C and Institutional Class) on November 3, 2004

Pursuant to a Board approved vote on July 15, 2004, Fidelity Securities Fund commenced a new series of shares, Fidelity International Real Estate Fund on September 8, 2004.